State of Delaware
Secretary of State
Division of Corporations
Delivered 02:00 PM 07/15/2016
FILED 02:00 PM 07/15/2016
SR 20164945755 - File Number 5493825

STATE OF DELAWARE CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER

The corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is: Human Brands, Inc.

2. Its registered office in the State of Delaware is located at 919 North Market Street, Suite 425, City of Wilmington, Zip Code 19801, County of New Castle; the name of its registered agent is: Incorp Services, Inc.

3. The date of filing of the original Certificate of Incorporation in Delaware was March 6, 2014.

4. The renewal and revival of the charter of this corporation is to be perpetual.

5. The corporation was duly organized and carried on the business authorized by its charter until the First day March of A.D. 2016, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By: /s/ *Maurice Masters*

Authorized Officer

Name: Maurice Masters

Title: President & Director